ENCORE MARKETING INTERNATIONAL, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


      Notice is hereby given that the Annual Meeting of Shareholders of Encore Marketing International, Inc., a Delaware corporation (the "Company"), will be held at the Greenbelt Marriott, 6400 Ivy Lane, Greenbelt, Maryland 20770, on Thursday, November 21, 1996 at 10:00 a.m., Eastern Standard Time, for the following purposes as set forth in the accompanying Proxy
Statement:

      1. To elect five directors to serve for a term of one year.

      2. To ratify the selection and appointment by the Company's Board of Directors of Arthur Andersen LLP, independent certified public accountants, as auditors for the Company for the year ending May 31, 1997.

      3.    To approve an amendment to the Company's Director's
            Stock Option Plan to increase the number of authorized shares reserved for issuance from 45,000 shares of common stock to 90,000 shares of common stock.

      4. To transact such other business as may properly come before the meeting or any adjournments thereof.


      Holders of record of the Company's common stock at the close of business on October 11, 1996 will be entitled to vote at the meeting and any adjournments thereof.


Stephen Klein, Secretary


Dated:      September 27, 1996

      Please date and sign the enclosed proxy and return it in the envelope provided.

                     ENCORE MARKETING INTERNATIONAL, INC.
                             4501 Forbes Boulevard
                            Lanham, Maryland  20706



                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Encore Marketing International, Inc., a Delaware corporation (the "Company"), to be held at the Greenbelt Marriott, 6400 Ivy Lane, Greenbelt, Maryland 20770, on Thursday, November 21, 1996 at 10:00 a.m., Eastern Standard Time, and any adjournments thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in the Proxy Statement. The execution of a Proxy will in no way affect a shareholder's right to attend the Annual Meeting and vote in person. Any Proxies executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting, or by execution of a subsequent Proxy which is presented to the Annual Meeting; or if the shareholder attends the Annual Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Broker "non-votes" and the shares as to which a shareholder abstains are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. Proxies marked as abstaining with respect to the election of directors will have the effect of a vote against such proposal. Shareholders of record at the close of business on October 11, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of September 27, 1996, the Company had outstanding 3,231,000 shares of its $.01 par value common stock, each of which is entitled to one vote. The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. This Proxy Statement and the enclosed proxy are being mailed on or about September 27, 1996.

Security Ownership

      The only voting security of the Company is its $.01 par value common stock. The following table sets forth information as of August 31, 1996 with respect to equity ownership of (i) each person known by the Company to own beneficially more than five percent (5%) of the Company's common stock; (ii) each director, the Chief Executive Officer and the one other most highly compensated executive officer of the Company and (iii) all executive officers and directors of the Company as a group.

                                    Number of Shares
      Name and Address              and Nature of
Percent
      of Beneficial Owner           Beneficial Ownership (1)
of Class

Patrick Gorman                      911,910     (2)(3)(6)
23.9%
4501 Forbes Boulevard
Lanham, Maryland  20706

Martin Gorman                       912,805     (2)(3)(6)
23.9%
4501 Forbes Boulevard
Lanham, Maryland  20706

Stanley Plotnick                    1,217,840   (2)(3)(4)
31.9%
4501 Forbes Boulevard                           (6)
Lanham, Maryland  20706

Stephen Klein                       487,935     (3)(5)(6)
12.8%
4501 Forbes Boulevard
Lanham, Maryland  20706

Alan Miller                                         --
(7)   *
891 Green Place
Woodmere, New York  11598

Stanley Klein                                       --
(7)   *
61 Broadway, 18th Floor
New York, New York  10006

Harold O'Keefe                                --
     *
86 Trinity Place
New York, New York  10006

All Executive Officers and Directors
 as a Group (6 persons)             3,547,159         (3)(8)
     92.8%

*  Less than 1%.

Notes:

(1) Except as noted, shares are owned individually and of record.

(2) Pursuant to a Voting Trust Agreement dated as of April 26, 1990, as amended (the "Voting Trust"), among Patrick J. Gorman, Martin D. Gorman and Stanley D. Plotnick (collectively, the "Trustees"), the Trustees have the exclusive right to vote the shares of common stock held by the Voting Trust for the benefit of Messrs. Gorman, Plotnick and Stephen Klein, for a term of ten years. By amendment to the Voting Trust, Messrs. Plotnick and Klein have the right to vote all shares of Messrs. Patrick and Martin Gorman to elect all outside directors to the Board as nominated by Messrs. Plotnick and Klein, and Messrs. Gorman no longer serve as members of the Board. Any vote that involves the employment of the Gormans or their service as officers of the Company, the Trustees or the directors (other than the Gormans) will be voted as determined by the Gormans. A similar provision exists with respect to Mr. Plotnick and Mr. Klein. The Trustees cannot take any action that would diminish or dilute the interests of the Trustees or Stephen Klein, unless the interests are diminished or diluted in equal proportions. Shares indicated as owned by Messrs. Gorman include shares owned of record by family members and trusts for family members, however, such shares may be deemed to be beneficially owned by Messrs. Gorman.

(3) Patrick Gorman and Martin Gorman appointed Stanley Plotnick and Stephen Klein as their proxy, effective January 20, 1994, to vote all shares of the Company's stock owned by Messrs. Gorman for a period of ten (10) years upon any matter concerning the election of nominees to the Board of Directors of the Company. Therefore, all shares indicated as owned by Messrs. Gorman may be deemed to be beneficially owned by Messrs. Plotnick and Klein with respect to the election of nominees to the Board of Directors.

(4) Includes presently exercisable options to acquire 107,575 shares pursuant to the Company's Incentive Stock Option Plan.

(5) Includes 157,142 shares held by the Voting Trust for Mr. Klein's benefit. Also includes presently exercisable options to acquire 40,569 shares pursuant to the Company's 1987 Stock Option Plan and 106,666 shares pursuant to the Company's Incentive Stock Option Plan.

(6) As of August 31, 1995, Messrs. Patrick Gorman, Martin Gorman, Plotnick, and Klein owned 10,500, 15,000, 220,950 and 101,032 shares respectively, of the Company's 4% Series A Convertible Participating Preferred Stock (the "Preferred Stock"), representing approximately .6%, .8%, 12.1% and 5.5%, respectively of the Preferred Stock outstanding. After May 31, 1995 each share of Preferred Stock is convertible into .9166 shares of common stock. Number of shares in table include 9,624, 13,749, 202,523 and 92,606 common shares, respectively, assuming conversion of the Preferred Stock by Messrs. Patrick Gorman, Martin Gorman, Plotnick and Klein. Messrs. Patrick Gorman, Martin Gorman, Plotnick and Klein individually purchased the Preferred Stock on the open market, and may from time to time continue to purchase shares of the Preferred Stock on the open market.

(7) Messrs. Stanley Klein, Alan Miller and Harold O'Keefe, each has presently exercisable options to acquire 10,001 shares, 5,001 shares and 1,667 shares, respectively, pursuant to the 1992
Director's Stock Option Plan.

(8) Includes presently exercisable options to purchase 271,479 shares and 318,502 convertible shares, held by officers and directors of the Company as a group.

                        ITEM I.  ELECTION OF DIRECTORS

      A Board consisting of five directors is to be elected at the
Annual Meeting. Directors will hold office until the next Annual Meeting of Shareholders or until their respective successor shall have been duly elected and qualified. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the persons designated as proxy intend to vote for the balance of those named and reserve the right to substitute another person of their choice when voting at the Annual Meeting. All of the nominees are currently serving as directors of the Company and were elected at the last Annual Meeting of Shareholders or as otherwise indicated below.

      The nominees for election as directors, their ages and their present positions are as follows:


Name and Age                  Principal Occupation
Director Since

Stanley Plotnick (62)  Chief Executive Officer, President, 1987
                     and Chairman of the Board of Directors (1)

Stephen Klein (50)      Executive Vice President, General  1990
                        Counsel and Director (2)

Stanley Klein (62)      Director and Attorney (3)
1993

Alan Miller (34)        Director and Certified Public
                        Accountant (4)
1994

Harold O'Keefe (52)     Director, Certified Public
                        Accountant, and Member of
                        American Stock Exchange (5)
1995


(1) Stanley Plotnick has been with the Company since 1979 and has been the Company's Chief Financial Officer since 1987. In
January 1994 he became Chairman of the Board, Chief Executive
Officer and President of the Company.

(2)   Stephen Klein has been Senior Vice President and General
Counsel of the Company since 1987.  In January 1994 he became
Executive Vice President of the Company. He is related to Stanley Klein as a brother.

(3) Stanley Klein is a partner in the New York City based general practice law firm of Brauner Baron Rosenzweig & Klein where he has practiced since 1974. His specialty is taxation.
He is related to Stephen Klein as a brother.

(4)   Alan Miller is a Certified Public Accountant.  From March
1994 to September 1995 he was Chief Financial Officer of Creative
Technologies Corp., a New York City public company in the consumer products field. He currently is an independent consultant.

(5) Harold O'Keefe has been a member of the American Stock Exchange since 1994. He was with Price Waterhouse from 1969 until 1982, where he was a partner. From 1982 to 1991 he was Chief Financial Officer, and then Chairman and CEO of Czarnikow-Rionda Company, Inc., a privately held commodities merchant company. From 1991 to 1993 he was Chief Operating Officer of Syratech Corp., currently a publicly held company which manufactures houseware products. From 1993 to 1994 he was an independent consultant.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF EACH OF THE NOMINEES.


Information Concerning the Board of Directors.

      During the last fiscal year, the Board held two meetings, of which one was a regularly scheduled meeting. There is an Audit Committee, a Compensation Committee and a Stock Option Committee of the Board of Directors. The Company does not have a standing nominating committee or a committee which serves nominating functions. The Audit Committee consists of Harry O'Keefe, Alan Miller and Stanley Plotnick. It met once during fiscal year 1996. The Compensation Committee consists of Harry O'Keefe, Alan Miller and Stanley Plotnick, and it met twice during fiscal 1996.

The Stock Option Committee consists of Harry O'Keefe and Alan Miller. It met twice during fiscal 1996. Each director serving in fiscal 1996 attended 75% or more of the combined total meetings of the Board of Directors and the Committees on which he served. Stephen Klein and Stanley Klein are related as brothers.

The Company retained the law firm of Brauner Baron Rosenzweig & Klein during fiscal year 1996, and continues to retain it. Stanley Klein is a partner with that firm. During fiscal year 1996, Alan Miller also served as an independent consultant to the Company. The Audit Committee is charged with recommending to the Board independent public accountants as auditors of the Company's books, records and accounts, reviewing the scope of the audits performed by such auditors and reviewing and monitoring the Company's internal accounting procedures. The Compensation Committee determines any changes in salary and other compensation for the Company's executive officers and other key employees.
The Stock Option Committee administers the Company's 1992 Non-Director Employee Stock Option Plan and Incentive Stock Option Plan.

Executive Compensation

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the other two (2) mostly highly compensated executive officers of the Company other than the CEO who were executive officers of the Company at the end of the fiscal year ended May 31, 1996 whose salary and bonus exceeded $100,000 with respect to the fiscal year ended May 31, 1996.


                          Summary Compensation Table

                                    Annual            Long-Term
                                    Compensation
Compensation

                                                      Awards

                                                      Securities
Name and Principal                                    Underlying
Position                      Year        Salary      Options (#)

Stanley Plotnick
 Chief Executive Officer      1996        $320,000      --
                              1995         320,000      150,000
                              1994         320,000      --

Stephen Klein
 General Counsel              1996        $315,000      __
                              1995         315,000      150,000
                              1994         315,000      --

Carl Kampel
 Chief Financial Officer (1)  1996        $154,808      --
                              1995          14,584 (1)  --


(1)   Mr. Kampel served as the Chief Financial Officer of the
      Company from May 1, 1995 to April 22, 1996, at a base annual salary of $175,000.

      Directors who also serve as an officer or employee of the Company do not receive compensation for serving on the Board. Outside directors, who are neither officers nor employees of the Company, receive a director's fee of $6,000 per year plus $1,000 per meeting attended in compensation for serving on the Board.
In addition, they are eligible to receive stock options pursuant to the Directors' Stock Option Plan adopted by the Board in December 1992. Each outside director receives a grant of an option to purchase 5,000 shares of common stock upon his election to the Board and an option to purchase 5,000 additional shares annually thereafter so long as he continues to serve. Each option vests ratably over a three year period. To date, options to purchase 45,000 shares have been granted under the Directors' Plan, with 10,001 of those options having vested by May 31, 1996.




Option Grants During 1996 Fiscal Year

      None.

Fiscal Year End Option Values

      The following table sets forth certain information regarding the options held by executive officers during the last fiscal year by each of the executive officers named in the Summary
Compensation Table.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                          Number of         (1)
Value of
                                          Unexercised
Unexercised
            Shares                        Options at
In-the-Money
            Acquired                      May 31, 1996
Options at
            on          Value             Exercisable/      May
31, 1996
            Exercise    Realized          Unexercisable
Exercisable/
Name        (#)         ($)               (#)
Unexercisable

Stanley     --          --                107,575/
$12,102.19/
Plotnick                                  33,334            $
3,750.08  (2)

Stephen     --          --                147,235/
$47,891.07/
Klein                                 ----33,334
$6,250.13  (3)


(1)   Based on the closing price of a share of common stock
($.9375 as reported by the American Stock Exchange on May 31,
1996).

(2) Mr. Plotnick has options to acquire 107,575 shares at $.825 per share. The value of Mr. Plotnick's unexercised in-the-money options at July 31, 1996 was $12,102.91. However, any shares which would be acquired on exercise are restricted shares in that he and other shareholders have agreed that they may sell only limited amounts of their shares of Company common stock after May 31, 1995.

(3) Mr. Klein has options to acquire 40,569 shares at $.25 per share and options to acquire 106,666 shares at $.75 per share. The value of Mr. Klein's unexercised in-the-money options at July 31, 1996 was $47,891.07. However, any shares which would be acquired on exercise are restricted shares in that he and other shareholders have agreed that they may sell only limited amounts of their shares of Company common stock after May 31, 1995.


Employment Agreements

      The Company has employment agreements with Messrs. Stanley Plotnick and Stephen Klein, pursuant to which they are employed as Chief Executive Officer and General Counsel, respectively, through August 31, 1997 (the "Agreements"). The Compensation Committee of the Board of Directors determines any changes in salary levels based upon the officers' merit, performance and accomplishments. The base salary, as the same may be increased from time to time, pursuant to the Agreements, cannot be reduced during the term of the Agreements, except upon the written agreement of both the officer and the Company. Each Agreement also provides that in the event the officer's employment is terminated by the company or by the officer in connection with a change in control of the Company, the officer will be entitled to compensation equal to his then current base salary, plus health and insurance benefits, for the unexpired portion of the term then in effect under the Agreement, and, for an additional year thereafter, an amount equal to the officer's then current annual base salary, plus health and insurance benefits, payable in a lump sum within fifteen (15) days after the date of termination. Following the officer's termination of employment for cause or the officer's voluntary termination, each officer has agreed not to compete with the Company for a period of one year or so long as the Company remains a going concern, whichever period is shorter.


401(k) Plan

      The Company maintains a 401(k) retirement plan administered by a committee of officers appointed by the Board of Directors. Under this plan, employees employed for at least 1,000 hours in any plan year may request deferral of income of up to the maximum permitted by the Employee Retirement Income Security Act for 1994 of up to $9,500 per year. The Company matches employee contributions after employment for one year at the 50% level up to a maximum of 3% of the employee's salary. Contributions are invested in certain mutual funds for the benefit of the plan participant. Amounts so deferred are exempt from federal income taxes until subsequently paid. The plan was implemented by the Company as of September 1, 1987.

Compensation Committee Report on Executive Compensation

      General

      The Compensation Committee determines the cash and other incentive compensation, if any, excluding stock options, to be paid to the Company's executive officers and key employees. The Compensation Committee currently consists of Messrs. Plotnick, Miller and O'Keefe. In addition, the 1992 Non-Director Employee Stock Option Plan is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors. The Stock Option Committee currently consists of Messrs. O'Keefe and Miller, each of whom is a non-employee director of the Company and "disinterested director" (within the meaning of Rule 16b-3 under the Exchange Act). There is an Audit Committee which is charged with recommending to the Board independent public accountants as auditors of the Company's books, records and accounts, reviewing the scope of the audits performed by such auditors and reviewing and monitoring the Company's internal accounting procedures. Mr. Plotnick, Mr. O'Keefe and Mr. Miller are members of the Audit Committee.

      Compensation Philosophy

      The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation consistent with levels of responsibility, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee and the Stock Option Committee also believe that the potential for equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the"Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) or to the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that, subject to shareholder approval of the amendment providing that no recipient of options may be granted options in excess of fifty percent (50%) of the maximum number of shares intended to be issued under the Incentive Stock Option Plan, any compensation received by executive officers in connection with the exercise of options granted under the Plan will qualify as "performance-based compensation." The Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

      Salaries

      Base salaries for the Company's officers, other than as they may be determined by the terms of the existing employment agreements, as described in the "Employment Agreements" paragraph above, are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive.

      Annual Bonuses and Incentive Compensation

      The Company from time to time considers the payment of bonuses and incentive compensation to its executive officers, although no formal bonus or incentive compensation plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year. The Company did not award any bonuses to executive officers in fiscal 1996.

      Compensation of Chief Executive Officer

      Mr. Stanley Plotnick's base salary of $320,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Plotnick will receive the same base salary in 1997. Mr. Plotnick did not receive a bonus for fiscal 1996. Bonuses to Mr. Plotnick will be based upon the factors described in "Annual Bonuses."

      Compensation Committee Interlocks and Insider Participation

      Stanley Plotnick is the Company's Chief Executive Officer. He also is a shareholder of Advisory Communications Systems, Inc. ("Lawphone"). During the year ended May 31, 1996, the Company charged approximately $92,000 and Lawphone paid the same for office space and data processing services.

      In fiscal year 1996, the Company shared warehouse and office space and provided telephone and data processing support to Credit Card Protection Agency, Inc. ("CCPA"), of which Mr. Plotnick is a shareholder. During the year ended May 31, 1996, the Company charged and CCPA paid $120,000 for these services.

      All related party transactions now must be approved by a majority of the outside directors. Stanley Klein is an outside director and he and Stephen Klein are related as brothers. Stanley Klein is a partner in the law firm of Brauner Baron Rosenzweig & Klein. The Company has retained that law firm and paid fees to it of approximately $97,000 during fiscal 1996.

      During fiscal year 1996, Alan Miller, an outside director, was used as an independent consultant by the Company received monthly compensation of $3,000 for these services. He was paid a total of $27,000 in fiscal year 1996.

                  Compensation Committee:

                               Stanley Plotnick
                                  Alan Miller
                                Harold O'Keefe


Stock Option Plans

      General.  In 1987, the Company adopted the 1987 Stock
Option
Plan, which plan has subsequently been terminated except for options currently existing under the 1987 Stock Option Plan. No further options will be granted under the 1987 Stock Option Plan.

Options are outstanding to purchase 44,824 shares of common stock at a price range of $.25 to $10.59 per share.

      Non-Director, Employee 1992 Stock Option Plan

      On December 18, 1992, the Company adopted the 1992 Stock Option Plan. The 1992 Stock Option Plan is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options (collectively the "Options") to full-time employees of the Company and its subsidiaries. Neither Patrick Gorman, Martin Gorman, Stanley Plotnick nor Stephen Klein are eligible to participate in the 1992 Stock Option Plan. Incentive stock options granted under the 1992 Stock Option Plan are intended to be "Incentive Stock Options" as defined by Section 422 of the Code.

      An aggregate of 150,000 shares of common stock have been reserved for issuance upon exercise of the Options to be granted under the 1992 Stock Option Plan. The 1992 Stock Option Plan will be administered by a Board of Director's stock option committee composed of two independent directors (the "Committee"). The Committee determines who shall receive Options, the number of shares of common stock that may be purchased under Options, the time and manner of exercise of Options and Option prices. The term of Options granted under the 1992 Stock Option Plan may not exceed 10 years (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company (a "10% Holder")). The Option price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of common stock at the time the Option is granted; provided, however, that with respect to an incentive stock option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The Option price for non-qualified options shall not be less than 100% of the "fair market value" of the shares of common stock at the time the Option is granted. The aggregate fair market value of the shares of common stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares purchased upon exercise of Options is to be made in cash, check or other instrument.

      Under certain circumstances involving a change in the number of outstanding shares of common stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock divided, the class and aggregate number of shares of common stock in respect of which Options may be granted under 1992 Stock Option Plan, the class and number of shares subject to each outstanding Option and the Option price per share will be proportionately adjusted. In addition, if the Company is involved in a merger or consolidation, the Options granted under the 1992 Stock Option Plan will be adjusted equitably.

      An Option may not be transferred other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the lifetime of the Option holder may be exercised only by such holder.

      The 1992 Stock Option Plan will terminate on December 17,
2002 and may be terminated at any time by the Board of Directors prior to that date. As of May 31, 1996, no options were granted under this Plan.

      Directors' Stock Option Plan

      The Directors' Plan provides for the issuance of up to 45,000 shares of common stock. All members of the Board of Directors who are not employees of the Company ("Eligible Directors") are eligible to receive grants of options. Each Eligible Director receives automatic, nondiscretionary grants of options based upon specific criteria set forth in the Directors' Plan. Each Eligible Director receives a grant of an option to purchase 5,000 shares of common stock on the date the Eligible Director is elected to the Board of Directors, and is granted another option to purchase 5,000 shares of common stock annually thereafter so long as he remains an Eligible Director. Each option vests ratably over a three-year period provided such individual continues to serve as a Director of the Company unless such individual ceases to serve as a result of his death or disability, in which case the option immediately vests. To date, options to purchase 45,000 shares have been granted under the Directors' Plan, with 10,001 of those options having vested by May 31, 1996.

      Incentive Stock Option Plan

      On January 20, 1994, the Company adopted an Incentive Stock Option Plan for the purpose of recognizing the efforts and results achieved for the benefit of the Company by Messrs. Stanley Plotnick and Stephen Klein in connection with the Company's restructuring of its debt and settlement of related class action litigation. Incentive stock options granted under this Plan are intended to be "incentive stock options" as defined by Section 422 of the Code.

      An aggregate of 450,000 shares of common stock have been reserved for issuance upon exercise of options granted under this Plan. Administration of the Plan will be conducted by the Board of Directors Stock Option Committee, composed of two independent directors. The terms of the options granted under this Plan may not exceed ten (10) years (five (5) years in the case of an incentive stock option granted to an optionee owning more than ten percent (10%) of the voting stock of the Company). The option price for incentive stock options shall not be less than one hundred percent (100%) of the "fair market value" of the shares of common stock on January 20, 1994, the date the options were granted; provided, however, that with respect to an incentive stock option in the case of Mr. Plotnick, since he did own more than ten percent (10%) of the voting stock of the Company as of said date, the purchase price per share shall be at least one hundred ten percent (110%) of the "fair market value." The "fair market value" of the shares of common stock on the date of grant was $.75 per share. The aggregate fair market value of common stock as to which either optionee may exercise incentive stock options may not exceed one hundred thousand dollars ($100,000) in any calendar year. Payment for shares purchased upon exercise of the options is to be made with cash or with previously owned common stock. In addition the Plan provides that no recipient of options may be granted options in excess of 50% of the maximum number of shares reserved for issuance under the Plan. Under certain circumstances involving a change in the number of outstanding shares of common stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, consolidation, exchange of shares, or the like, the Stock Option Committee may appropriately adjust the number of shares of common stock subject to the options granted under this Plan as well as the option price of the options theretofore granted under this Plan.

      No award of options under this Plan may be assigned or transferred by the recipient except by will or the laws of descent and distribution. During the lifetime of the option holder, such award may be exercised only by such person or by such person's guardian or representative.

      This Incentive Stock Option Plan will terminate on
January 20, 2004 and may be terminated at any time by the Board of Directors prior to that date. On January 20, 1994, the Company granted options under this Plan to Messrs. Stanley Plotnick and Stephen Klein to acquire 150,000 shares each under this Plan. Each individual may exercise options for up to 50,000 of the option shares as of the date of grant, and up to one-third of the balance of the granted options on each of the three anniversary dates following the date of grant. See Item III below.

Common Stock Performance

      The Company's common stock was listed on the American Stock Exchange on April 29, 1993. The following graph compares the total return on the Company's common stock from the commencement of trading on April 29, 1993 through the fiscal year ended
May 31, 1996 with the total returns of the American Stock Exchange Index and a Peer Group selected by the Company consisting of publicly traded companies on an industry or line of business basis corresponding to the Company's. The Peer Group consists of the Company, CUC International, Inc. and Ideon Group, Inc. (formerly Safecard Services, Inc.). On April 22, 1996, CUC International, Inc. announced that it had reached an agreement to acquire Ideon Group, Inc. Effective on July 26, 1996, the Company's shares no longer traded on the American Stock Exchange and on July 29, 1996, they commenced trading on the NASD Bulletin Board.

      The stock performance graph shows that the Company's stock fell dramatically during the first four months of trading, then levelled off, remaining fairly consistent until late 1995, when the value increased four-fold for a one month period before dropping down to its previous level. The Peer Group's performance reflects a series of peaks and valleys with very little appreciation. The American Stock Exchange performance shows gradual and steady appreciation over the term of the graph.

Certain Related Transactions

      The following sets forth the transactions of the Company, its subsidiary and affiliated companies, and its executive officers and/or directors during the fiscal year ended May 31, 1996.

      Stanley Plotnick is the Company's Chief Executive Officer. He also is a shareholder of Advisory Communications Systems, Inc. ("Lawphone"). During the year ended May 31, 1996, the Company charged approximately $92,000 and Lawphone paid the same for office space and data processing services.

      In fiscal year 1996, the Company shared warehouse and office space and provided telephone and data processing support to Credit Card Protection Agency, Inc. ("CCPA"), of which Mr. Plotnick is a shareholder. During the year ended May 31, 1996, the Company charged and CCPA paid $120,000 for these services.

      All related party transactions now must be approved by a majority of the outside directors. Stanley Klein is an outside director and he and Stephen Klein are related as brothers. Stanley Klein is a partner in the law firm of Brauner Baron Rosenzweig & Klein. The Company has retained that law firm and paid fees to it of approximately $97,000 during fiscal 1996.
Alan Miller is an outside director and during fiscal year 1996 he acted as an independent consultant to the Company. For these services he received monthly compensation of $3,000, for a total of $27,000 during the fiscal year.


         ITEM II.  RATIFICATION OF APPOINTMENT OF INDEPENDENT
AUDITORS

      Subject to the approval by the shareholders, on the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending May 31, 1997. Arthur Andersen LLP has served as the Company's auditors since 1991. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. He also will respond to any appropriate questions. Although the appointment of independent auditors does not require shareholder ratification, the Board of Directors deems it desirable to submit this matter for ratification due to the significance of their appointment to the Company. If shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the appointment of other certified public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
INDEPENDENT ACCOUNTANTS.


                   ITEM III.  APPROVAL OF AMENDMENT TO THE
                         DIRECTORS' STOCK OPTION PLAN

      The Board of Directors proposes that the shareholders approve an amendment to the Directors' Stock Option Plan (the "Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to the Plan from 45,000 shares of common stock to 90,000 shares of common stock.

      As of the record date, options to purchase 20,000 shares of common stock were outstanding under the Plan to Stanley Klein, options to purchase 15,000 shares of common stock were outstanding to Alan Miller and options to purchase 10,000 shares of common stock were outstanding to Harold O'Keefe, and no options had been exercised.

      The Board of Directors believes it is in the Company's and its shareholders' best interests to approve the amendment because it would allow the Company to continue to grant options under the Plan.

      The proposed amendment is as follows:

      Article IV of the Company's Directors' Stock Option Plan is hereby amended to read in its entirety as follows:

      "Shares Subject to Plan.

            Subject to adjustment in accordance with Article IX an aggregate of 90,000 shares is reserved for issuance under this Plan. Shares sold under this Plan may be either authorized, but unissued Shares or reacquired Shares. If an Option, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares covered by such Option shall be available for future grants of Options."

Description of the Plan

      The Plan was adopted by the Board of Directors in 1992.

      For a full description of the administration of the Plan, the common stock subject to the Plan, transferability, termination and amendment of the Plan see the "Stock Option
Plans" section above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
THE AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN.


                            ITEM IV.  OTHER MATTERS

      The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

      All shareholders of record as of the Record Date, have been sent, or are currently herewith being sent, a copy of the Company's 1996 Annual Report for the year ended May 31, 1996, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended May 31, 1996.

      Any shareholder of the company may obtain without charge a copy of the company's annual report on Form 10-K for the year ended May 31, 1996 (without exhibits), as filed with the Securities and Exchange Commission, by writing to Stanley D. Plotnick, President, at Encore Marketing International, Inc., 4501 Forbes Boulevard, Lanham, Maryland 20706.


                                 VOTE REQUIRED

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the appointment of accountants and to amend the Incentive Stock Option Plan, and the affirmative vote of a plurality of the votes cast at the Annual
Meeting is required to elect directors.


                           PROPOSALS OF SHAREHOLDERS

      Shareholders of the Company who intend to present a proposal for action at the 1997 Annual Meeting of Shareholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices by not later than May 30, 1997, for such proposal to be included in the Company's proxy statement and form of proxy relating to such meeting.


      PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR
EARLIEST
CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.  NO POSTAGE IS
REQUIRED IF MAILED IN THE UNITED STATES.  A PROMPT RETURN OF YOUR
PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF
FURTHER MAILINGS.


Dated:      Lanham, Maryland
            September 27, 1996


                                    For the Board of Directors


                                    Stephen Klein
                                    Secretary

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